Exhibit 99.1

Orthofix International N.V. 3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com

Orthofix International Announces Preliminary Net

Sales Estimates for the 2014 and 2013 Fiscal Years and Updated Timing

Objectives for Completion of Amended and Late Filings

LEWISVILLE, TX. – January 12, 2015 – Orthofix International N.V. (NASDAQ:OFIX) (the Company), a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide, today announced that its full year 2014 net sales is expected to be in a range of approximately $397 million and $401 million. The Company also announced that it expects its full year 2013 net sales to be approximately $397 million after giving effect to estimated restatement adjustments.

The following table is a summary of the Company’s estimate of net sales by strategic business unit, “SBU,” for the 2014 and 2013 fiscal years (including after giving effect to expected restatement adjustments through the first quarter of 2014). These estimated amounts are shown in millions and reflect preliminary unaudited figures that remain subject to further revision as the Company works to finalize its restated financial statements for the fiscal years ended December 31, 2013, 2012 and 2011, and the fiscal quarter ended March 31, 2014. Some calculations may be impacted by rounding.

	FY 2013	FY 2014	YoY Growth rate
BioStim	$145	$152 to $153	5% to 6%
Biologics	$54	$55 to $ 56	2% to 4%
Extremity Fixation	$103	$109 to $110	6% to 7%
Spine Fixation	$95	$81 to $ 82	-15% to -14%

Total Net Sales	$397	$397 to $401	0% to 1%

As seen in the table above, based on these estimates, net sales increased in the BioStim, Biologics and Extremity Fixation SBUs in 2014 compared to the prior year. This growth was in line with the Company’s expectations and is anticipated to continue in 2015. Net sales in the Spine Fixation SBU, as expected and previously discussed, decreased in 2014 compared to 2013. The Company expects this trend to continue into 2015 as the Company engages new management, strategies and sales agents, with expected top and bottom line performance in this SBU increasing in 2016.

As of December 31, 2014, the Company had approximately $71 million in cash and restricted cash and no outstanding debt under its credit facility.

Updated Timing Objectives for Amended Filings and Late Quarterly Reports

The Company is continuing to prepare restated financial statements for the fiscal years ended December 31, 2013, 2012 and 2011 and the fiscal quarter ended March 31, 2014. These restated financial statements will be reflected in amendments to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2014 (the “Amended Filings”). At the same time that the Amended Filings are made, the Company also expects to file its late Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014 (the “Late Filings”).

As previously disclosed, the Company has recently been completing procedures to physically count its inventory on consignment with distributors and hospitals. These additional counting procedures have been materially completed, and the Company is re-evaluating its historical reserve estimates for “excess and obsolete” (E&O) inventory based in part on this additional count data, as well as other hindsight-derived information. The Company believes this process will enable it to calculate historical E&O inventory reserve information in a more precise and accurate manner. However, it is expected that this process will take additional time to complete.

The Company had previously sought and obtained a limited waiver under its credit agreement, as well an extension from a Nasdaq Hearings Panel, to complete the restatement process and make the Amended Filings and Late Filings. In each case, the Company sought and obtained relief through January 15, 2015. At this time, the Company is seeking an additional extension from both its credit agreement lenders and the Nasdaq Hearings Panel to permit additional time to complete the Amended Filings and Late Filings. The Company’s current objective is to complete all of these filings as soon as practicable, but no later than February 27, 2015. However, there can be no assurance that the requested extensions will be granted, or that the Company will be able to complete the Amended and Late Filings on this schedule.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, TX, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company’s sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the uncertain results and timing of our anticipated filing of restated and revised financial statements for prior periods, the anticipated magnitude and nature of error corrections reflected by such filings, the timing of the filing of our late quarterly reports on Form 10-Q, potential delisting of our securities from the Nasdaq Stock Market, as well how these matters may impact our expenses, liquidity, legal liability, borrowing ability, product sales, relationships with customers, suppliers, strategic partners and third party reimbursement providers, ongoing compliance obligations under our corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services, deferred prosecution agreement with the U.S. Department of Justice and consent decree with the SEC, ability to remain in compliance with covenants and other obligations under our senior secured credit agreement, the cost and nature of our insurance coverage, and other factors described in our annual report on Form 10-K/A for the fiscal year ended December 31, 2013 and other subsequent periodic reports filed by the Company with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.